Exhibit 99.1

Celldex Therapeutics Prices Public Offering of Common Stock

HAMPTON, NJ (February 25, 2015):  Celldex Therapeutics, Inc. (NASDAQ: CLDX) today announced the pricing of an underwritten public offering of 7,250,000 shares of its common stock, offered at a price to the public of $24.00 per share for an aggregate offering of $174.0 million of common stock. The net proceeds to Celldex from this offering are expected to be approximately $164.2 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by Celldex. The underwriters have been granted a 30-day option to purchase up to an aggregate of 1,087,500 additional shares of common stock. The offering is expected to close on or about March 3, 2015, subject to customary closing conditions.

Jefferies LLC and Leerink Partners LLC are acting as the joint book-running managers and underwriters for the proposed offering and Guggenheim Securities, LLC is acting as a lead manager in the offering. Oppenheimer & Co. Inc., Brean Capital, LLC, Cantor Fitzgerald & Co. and Roth Capital Partners, LLC are acting as co-managers of the offering.

Celldex anticipates using the net proceeds from the offering to fund clinical trials of its product candidates, expansion of its pipeline, expansion of the commercial team and for working capital and other general corporate purposes.

A shelf registration statement relating to the shares was filed with the SEC and is effective. A preliminary prospectus supplement related to the offering has also been filed. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary and final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 800-808-7525 ext. 6142 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline is built from a proprietary portfolio of antibodies and immunomodulators used alone and in strategic combinations to create novel, disease-specific therapies that induce, enhance or suppress the body’s immune response.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This announcement contains “forward-looking statements,” including statements relating to Celldex’s expectations regarding the completion and timing of the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and Celldex cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market and other conditions and the satisfaction of customary closing conditions related to the public offering. There can be no assurance that Celldex will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Celldex and its business can be found in the “Risk Factors” section of Celldex’s Form 10-K, filed with the SEC on February 24, 2015, and in the preliminary prospectus supplement and related prospectus related to the proposed offering to be filed with the SEC. Celldex undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Celldex’s expectations.

Company Contact:

Sarah Cavanaugh

Vice President of Investor Relations &
Corp Communications

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com